Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-246354, No. 333-237513, No. 333-231511, No. 333-224035, No. 333-216932, No. 333-216929, No. 333-210489, and No. 333-205864 on Form S-8 and Registration Statements and Registration Statements No.333-250983, No. 333-239240, No. 333-236106, No. 333-213356 and No. 333-211996 on Form S-3 of OpGen, Inc. of our report, which includes an explanatory paragraph related to OpGen, Inc.’s ability to continue as a going concern, dated March 29, 2021, on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2020 and 2019 and for the years then ended, included in this Annual Report on Form 10-K of OpGen, Inc. for the year ended December 31, 2020.

/s/ CohnReznick LLP

Tysons, Virginia

March 29, 2021